Exhibit 2.1

Description of Rights of Each Class of Securities
Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

We are incorporated as a British Virgin Islands (“BVI”) business company under the laws of BVI on October 18, 2023, under the name “Mint Incorporation Limited”, company no. 2134287 (“we,” “the Company,” “our,” “our Company,” or “us”). As of the end of the period covered by this annual report on Form 20-F (this “Annual Report”), we had our Class A Ordinary Shares of no par value (“Class A Ordinary Shares”) registered under Section 12(b) of the Exchange Act. Our Class A Ordinary Shares are listed and traded on the Nasdaq Capital Market under the trading symbol “MIMI”.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our second amended and restated memorandum of association and articles of association adopted by a resolution of directors passed on March 31, 2026 and filed on April 8, 2026 (the “Memorandum and Articles of Association”), as well as the BVI Business Companies Act, 2004 (as revised) (the “BVI Business Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) as an exhibit to our current report on Form 6-K dated May 4, 2026 and incorporated by reference in this Annual Report.

On March 31, 2026, the board of directors of the Company approved a share consolidation of all of the Company’s issued and unissued shares, including the Class A Ordinary Shares and the Class B ordinary shares with no par value (“Class B Ordinary Shares”), at a ratio of one (1) share for ten (10) shares, such that every ten (10) Class A Ordinary Shares be consolidated into one (1) Class A Ordinary Share and every ten (10) Class B Ordinary Shares be consolidated into one (1) Class B Ordinary Share (the “Reverse Share Split”), effective April 8, 2026. As a result, the number of authorized shares of the Company was adjusted to a maximum of 28,000,000 shares of no par value divided into (i) 25,200,000 Class A Ordinary Shares of no par value and (ii) 2,800,000 Class B Ordinary Shares of no par value.

All share figures in this exhibit reflect the Reverse Share Split on a retroactive basis.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share has no par value. The number of Class A Ordinary Shares that have been issued as of the last day of the financial year ended March 31, 2026 is provided on the cover of this Annual Report. The Class A Ordinary Shares may be held in either certificated or uncertificated form.

Pre-emptive Rights (Item 9.A.3 of Form 20-F)

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either BVI law or our Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure consisting of Class A Ordinary Shares and Class B Ordinary Shares. Each holder of Class A Ordinary Shares is entitled to one (1) vote per share, and each holder of Class B Ordinary Shares is entitled to twenty (20) votes per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters subject to a shareholder vote. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at the option of the holder at any time after issuance, without the payment of additional consideration. Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

The Company is authorized to issue 25,200,000 Class A Ordinary Shares of no par value per share and 2,800,000 Class B Ordinary Shares of no par value per share. As of the date of this Annual Report, there are 6,361,627 Class A Ordinary Shares and 701,879 Class B Ordinary Shares issued and outstanding.

General

Class A Ordinary Share

Each Class A Ordinary Share in the Company confers upon the shareholder the right to one (1) vote per share at a meeting of the shareholders of the Company or on any resolution of shareholders. Unless otherwise required by the BVI Business Companies Act, and the Memorandum and Articles of Association, holders of our Class A Ordinary Shares will vote together with holders of our Class B Ordinary Shares as a single class on all matters presented to our shareholders for their vote approval.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Class A Ordinary Shares are not convertible into Class B Ordinary Shares at any time.

All of our issued Class A Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote their Class A Ordinary Shares.

Class B Ordinary Share

Each Class B Ordinary Share in the Company confers upon the shareholder the right to twenty (20) votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Unless otherwise required by the BVI Business Companies Act, and the Memorandum and Articles of Association, holders of our Class B Ordinary Shares will vote together with holders of our Class A Ordinary Shares as a single class on all matters presented to our shareholders for their vote approval.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class B Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

Each Class B Ordinary Share shall be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into such number of Class A Ordinary Shares, as may be issued at the rate of conversion from Class B Ordinary Shares to Class A Ordinary Shares on a 1:1 basis, subject to adjustments to account for any subdivision, combination or similar reclassification or recapitalization of outstanding Class A Ordinary Shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of outstanding Class B Ordinary Shares provided in the Memorandum and Articles of Association (the “Conversion Rate”), of fully paid Class A Ordinary Shares calculated at the Conversion Rate. Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class B Ordinary Shares requesting conversion.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares and Class B Ordinary Shares is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Business Companies Act. Our Memorandum and Articles of Association provide that our directors may, by resolution of directors, authorize and declare a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to satisfy its debts as they fall due in the ordinary course of business.

Unclaimed Dividends

A dividend that remains unclaimed for a period of three (3) years after becoming due for payment may, by resolution of directors, be forfeited for the benefit of the Company, and shall cease to remain owing by the Company.

Shareholders’ Voting Rights

Pursuant to our Memorandum and Articles of Association, at each meeting of the shareholders of our Company, on a poll, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. Unless otherwise required by the BVI Business Companies Act, and the Memorandum and Articles of Association, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions of the shareholders. At any meeting of the shareholders, the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll, then any shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting. There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles of Association do not provide for cumulative voting.

Directors

Under the Memorandum and Articles of Association, we are required to have a minimum of one director, and the maximum number of directors shall be unlimited. For as long as our Class A Ordinary Shares are listed or quoted on any Designated Stock Exchange (as defined in the Memorandum and Articles of Association), the board of directors shall include at least such number of independent directors as applicable law, rules or regulations of the Designated Stock Exchange require as determined by the directors.

A director may be appointed by ordinary resolution or by the directors for such term as the shareholders or the directors determine. Any appointment may be to fill a vacancy or as an addition to the existing directors.

The directors or, for as long as our Class A Ordinary Shares (or depository receipts therefor) are listed or quoted on any Designated Stock Exchange and if required by the rules of such Designated Stock Exchange, any committee thereof, may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

Under our Memorandum and Articles of Association, there is no shareholding qualification required for directors.

Pursuant to our Memorandum and Articles of Association, each of our directors holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal.

A director may be removed from office with or without cause by, (a) a resolution of shareholders passed at a meeting of the shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy-five per cent (75%) of the shareholders of the Company entitled to vote; or (b) a resolution of directors.

A director may at any time resign or retire from office by giving the Company notice in writing. Unless the notice specifies a later date, the director shall be deemed to have resigned on the date the notice is received by the Company.

A director shall resign forthwith as a director of the Company if he is, or becomes, disqualified from acting as a director under the BVI Business Companies Act.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Meetings of Shareholders

Any of our directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must not give less than seven (7) clear calendar days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of shareholders on the date of the notice and are entitled to vote at the meeting, and the other directors. Our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise thirty per cent (30%) or more of the voting rights in respect of the matter for which the meeting is requested. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety per cent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

The quorum for a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent (50%) of the votes of the shares (or class or series of shares) entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of shareholders, will be dissolved. In any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares (or each class or series of shares) entitled to vote on the matter to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will either be dissolved or stand further adjourned at the discretion of the chairman of the board of directors or, if different, the chairman of the meeting.

Any shareholder who is not an individual may by resolution of its directors or other governing body authorize any individual as it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same rights on behalf of the shareholder which he represents as that shareholder could exercise if it were an individual.

Meetings of Directors

Our business and affairs are managed by our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable. A director must be given not less than three (3) calendar days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only two (2) directors in which case the quorum is two (2). An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all directors.

Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of directors, with respect to the signing of consents or otherwise.

Pre-emptive Rights

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either BVI law or our Memorandum and Articles of Association.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of his Class A Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may not resolve to refuse or delay the transfer of any Ordinary Shares unless the shareholder has failed to pay an amount due in respect of it.

Forfeiture of Ordinary Shares

Our Ordinary Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in our Memorandum and Articles of Association. For this purpose, Ordinary Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

If a shareholder fails to pay any call, the directors may give to such shareholder not less than fourteen (14) days’ written notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The written notice shall also contain a warning that if the notice is not complied with, the Ordinary Shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Ordinary Share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited Ordinary Share and not paid before such forfeiture).

A forfeited Ordinary Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose Ordinary Shares have been forfeited shall cease to be a shareholder in respect of the forfeited Ordinary Shares, and that shareholder shall be discharged from any further obligation to the Company.

Redemption and Purchase of Ordinary Shares

We may purchase, redeem or otherwise acquire and hold our own Ordinary Shares save that we may not purchase, redeem or otherwise acquire our own Ordinary Shares without the consent of the shareholders whose Ordinary Shares are to be purchased, redeemed or otherwise acquired unless we are permitted or required by the BVI Business Companies Act or any other provision in the Memorandum and Articles of Association to purchase, redeem or otherwise acquire the Ordinary Shares without such consent.

Issuance of Ordinary Shares

Subject to the BVI Business Companies Act and our Memorandum and Articles of Association, shares in our Company may be issued, and options to acquire shares in our Company may be granted, at such times, to such persons, for such consideration and on such terms as the directors may determine.

Liquidation Rights

As permitted by BVI law and our Memorandum and Articles of Association, the Company may be voluntarily liquidated by a resolution of members or, if permitted under Section 199(2) of the BVI Business Companies Act, by a resolution of directors if we have no liabilities or if we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities. On a liquidation, on winding up or other return of assets of the Company to shareholders (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Inspection of Books and Records

Under the BVI Business Companies Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, as amended and restated from time to time; (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares

The rights attached to any class of shares may only, whether or not the Company is being wound up, be varied by a resolution of shareholders, provided that only the holders of the relevant class of shares shall be entitled to vote thereon, unless otherwise provided by the terms of issue of such class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

According to our Memorandum and Articles of Association, our board of directors may approve share issuances that will result in a change in control without any further vote or action by our shareholders.

Under BVI law and pursuant to our Memorandum and Articles of Association, our directors may only exercise their powers honestly and in good faith in what they believe to be in the best interests of the Company.

Protection of Minority Shareholders

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Business Companies Act. Pursuant to Section 184B of the BVI Business Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Business Companies Act or the memorandum or articles of association of the company, the courts of the BVI may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Business Companies Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Business Companies Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the BVI for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If we are deemed insolvent for the purposes of the BVI Insolvency Act (Revised 2020) (the “BVI Insolvency Act”) (i.e., (1) it fails to comply with the requirements of a statutory demand that has not been set aside under Section 157 of the BVI Insolvency Act; (2) the execution or other process issued on a judgment, decree or order of a BVI court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (3) either the value of the company’s liabilities exceeds its assets, or the company is unable to pay its debts as they fall due), there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the BVI Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the BVI Insolvency Act could apply to the BVI courts for an order setting aside that payment or transaction in whole or in part.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the BVI Business Companies Act or under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The BVI Business Companies Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which governs companies incorporated in the state of Delaware.

Mergers and Similar Arrangements

Under the BVI Business Companies Act, two or more companies, each a “constituent company”, may merge or consolidate in accordance with Section 170 of the BVI Business Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our Company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board of directors prior to the transaction or (b) the transaction or proposed transaction is (i) between the director and the Company and (ii) the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the Company is not voidable if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders; or (b) the Company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision that, if proposed as an amendment to the memorandum and articles of association of the company, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares pursuant to an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within twenty (20) days immediately following the date of the shareholders’ approval. These shareholders then have twenty (20) days from the date of such notice to give to the company their written election in the form specified by the BVI Business Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the twenty (20) days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent. Within seven (7) days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have thirty (30) days to agree upon the price. If the company and a shareholder fail to agree on the price within the thirty (30) days, then the company and the shareholder shall, within twenty (20) days immediately following the expiration of the thirty (30)-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least twenty (20) days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors”. Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at five per cent (5%) over the Federal Reserve discount rate.

Indemnification of Directors and Officers

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy (e.g. for purporting to provide indemnification against civil fraud or the consequences of committing a crime).

Under our Memorandum and Articles of Association, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under BVI law, the directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In exercising the powers of a director, the directors ensure neither they nor the company acts in a manner which contravenes the BVI Business Companies Act or its memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Shareholder Actions by Written Consent

BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Pursuant to our Memorandum and Articles of Association, an action that may be taken by the shareholders of our Company at a meeting may also be taken by a resolution of shareholders of our Company consented to in writing, without the need for any notice, but if any resolution of shareholders of our Company is adopted otherwise than by the unanimous written consent of all shareholders of our Company, a copy of such resolution shall forthwith be sent to all shareholders of our Company not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more shareholders of our Company. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which eligible persons holding a sufficient number of votes of shares to constitute a resolution of shareholders of our Company have consented to the resolution by signed counterparts. Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

BVI law and our Memorandum and Articles of Association provide that shareholders holding thirty per cent (30%) or more of the voting rights entitled to vote on any matter for which a meeting is to be requested may request that the directors shall requisition a meeting of shareholders. Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

As a BVI company, we are not obliged by law to call annual general meetings of shareholders, but our Memorandum and Articles of Association do permit the directors to call such a meeting. The location of any meeting of shareholders can be determined by the board of directors and can be held anywhere in the world.

Cumulative Voting

There are no prohibitions in relation to cumulative voting under the laws of the BVI but our Memorandum and Articles of Association do not provide for cumulative voting. Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under our Memorandum and Articles of Association, a director of our Company may be removed from office, with or without cause, by a resolution of shareholders passed at a meeting of shareholders of our Company called for the purposes of removing the director or for purposes including the removal of the director or by written resolution passed by at least seventy-five per cent (75%) of the shareholders of our Company entitled to vote, or by a resolution of directors of our Company. Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three (3) years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned fifteen per cent (15%) or more of the target’s outstanding voting shares within the past three (3) years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Dissolution; Winding Up

Under our Memorandum and Articles of Association, we may appoint a voluntary liquidator by a resolution of the shareholders of our Company or by resolution of directors of our Company. Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding hundred per cent (100%) of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Variation of Rights of Shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and our Memorandum and Articles of Association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of Governing Documents

As permitted by BVI law, our Memorandum and Articles of Association may be amended with a resolution of our shareholders or, subject to certain exceptions, by resolution of directors. An amendment is effective from the date it is registered at the Registrar of Corporate Affairs in the BVI. Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Anti-Money Laundering — BVI

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, the directors may be satisfied that no further information is required since an exception applies under the Anti-Money Laundering Regulations (as revised) of the BVI, as amended and revised from time to time or any other applicable law. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the BVI Proceeds of Criminal Conduct Act (as revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the Memorandum and Articles of Association and the BVI Business Companies Act, we may amend our Memorandum or Articles of Association by a resolution of shareholders or by a resolution of directors, to change our number of authorized shares.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.